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                            MVSI, INC. AND SUBSIDIARIES              EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE


                                                      Primary     Fully Diluted
                                                      Earnings      Earnings
Year ended September 30, 1996                         Per Share     Per Share
--------------------------------                     -----------  -------------

Weighted Average Shares Outstanding for the period    10,285,754     10,285,754

Common stock equivalents arising from assumed
 exercise of warrants                                  4,442,849      4,442,849
                                                     -----------  -------------
                                                      14,728,603     14,728,603
                                                     -----------  -------------
                                                     -----------  -------------

Net earnings for the period, as presented            $ 1,012,764    $ 1,012,764

Add: Interest revenue from the assumed purchase of
 government securities, net of tax (A)                   587,036        368,567
                                                     -----------  -------------
Adjusted net earnings                                $ 1,599,800    $ 1,381,331
                                                     -----------  -------------
                                                     -----------  -------------

Earnings per share                                   $      0.11    $      0.09
                                                     -----------  -------------
                                                     -----------  -------------



(A) Results from the 20% limitation on the number of shares repurchased upon exercise of warrants under the modified treasury stock method